EXHIBIT 99.1

Capitol Bancorp Center 200 Washington Square North Lansing, MI 48933 2777 East Camelback Road Suite 375 Phoenix, AZ 85016 www.capitolbancorp.com
Analyst Contact: Media Contact:	Michael M. Moran Chief of Capital Markets 877-884-5662 Joal Redmond Corporate Communications 602-977-3797

For Immediate Release

Capitol Bancorp Declares 59th Consecutive Quarterly Cash Dividend

LANSING, Mich., and PHOENIX, Ariz.: April 24, 2007: The Board of Directors of Capitol Bancorp Limited (NYSE:CBC) today announced the Corporation’s 59th consecutive quarterly cash dividend at $0.25 per common share, consistent with dividends paid during the past four quarters. The dividend is payable June 1, 2007, to shareholders of record as of May 7, 2007.

Capitol Bancorp’s Chairman and CEO, Joseph D. Reid, said the dividend payment reflects the Corporation’s ongoing commitment to its shareholders. “Capitol Bancorp is a growth company and as such, we continue to look for opportunities to diversify our geographic footprint while ensuring that our existing banks have the guidance and assistance they need to deliver positive results,” said Reid. “We also are cognizant of our shareholders’ objectives and therefore have elected to provide, in the form of a cash dividend, a tangible acknowledgement of their commitment to Capitol Bancorp.”

The Corporation opened two new community banks during the first quarter and currently has applications pending for six de novo community banks in California, Colorado, New York, Oregon and Washington.

About Capitol Bancorp Limited
Capitol Bancorp Limited (NYSE: CBC) is a $4.3 billion national community bank development company, with a network of more than 50 separately chartered banks and bank operations in 14 states. It is the holder of the most individual bank charters in the country. Capitol Bancorp Limited identifies opportunities for the development of new community banks, raises capital for and mentors new community banks through their formative stages, and provides efficient services to its growing network of community banks. Each community bank has full local decision-making authority and is managed by an on-site president under the direction of a local board of directors, composed of business leaders from the bank’s community. Founded in 1988, Capitol Bancorp Limited has executive offices in Lansing, Michigan, and Phoenix, Arizona.

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